Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Amendment No. 5 to Registration Statement No. 333-172135 of our report dated May 6, 2011 relating to the consolidated financial statements of China Industrial Steel Inc. and subsidiaries, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP
Marlton, New Jersey

September 22, 2011